- --------------------------------------------------------------------------------


                                 SOCIETE CIVILE
                              CHATEAU DUHART-MILON


                Balance Sheets as of December 31, 1995 and 1994,
             and Related Statements of Income and Retained Earnings,
            and Cash Flows for Each of the Three Years in the Period
                            Ended December 31, 1995
                        and Independent Auditors' Report

- --------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Management of
SOCIETE CIVILE
CHATEAU DUHART-MILON


We have audited the accompanying balance sheets of SOCIETE CIVILE CHATEAU DUHART-MILON (the Company) (a subsidiary of Domaines Barons de Rothschild S.C.A.) (Lafite) as of December 31, 1995 and 1994, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995 (all expressed in French Francs). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Notes A and B to the financial statements, the Company is operated on a dependant basis with other operations of its parent company, and accordingly, the Company has significant transactions with related parties.

Deloitte Touche Tohmatsu

/S/ Jean-Paul Picard
- ------------------------

Jean-Paul Picard

Neuilly-sur-Seine, France
February 28, 1996

                       SOCIETE CIVILE CHATEAU DUHART-MILON

                                 BALANCE SHEETS

                   (All amounts in thousands of French Francs)


                                                               December 31
                                                        ------------------------
                                                             1995        1994
                                                        -----------  -----------
ASSETS
Cash                                                     FF  1,423    FF    106
Accounts receivable (no allowance for doubtful
       accounts at either date)                                976          902
Inventories:
       Bulk and bottled wine                                15,375       16,378
       Wine production supplies                              2,495        2,410
Intercompany receivable from parent                         40,295
Other current assets                                           442          342
                                                        -----------  -----------
Total current assets                                        61,006       20,138
Property, plant and equipment - net                         12,403       13,004
                                                        ===========  ===========
TOTAL ASSETS                                             FF 73,409    FF 33,142
                                                        ===========  ===========



LIABILITIES AND SHAREHOLDERS' EQUITY
 Bank borrowings                                         FF           FF     87
 Accounts payable                                              902        1,602
 Customer deposits                                           2,032        1,570
 Social charges and taxes, other than income                 1,883        1,542
 Other current liabilities                                     161          217
Intercompany accounts:
       Interest bearing                                      2,136       14,199
       Non-interest bearing                                    591        1,061
                                                        -----------  -----------
Total current liabilities                                    7,705       20,278
Stated value of common equity parts                             13           10
Additional equity contribution                              58,885
Undistributed earnings                                       6,806       12,854
                                                        -----------  -----------
Total shareholders' equity                                  65,704       12,864
                                                        ===========  ===========
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               FF 73,409    FF 33,142
                                                        ===========  ===========

 The accompanying notes are an integral part of these statements.

                       SOCIETE CIVILE CHATEAU DUHART-MILON

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                   (All amounts in thousands of French Francs)


                                                       Year ended December 31
                                             -----------------------------------------
                                                  1995         1994             1993
                                             -------------  ------------  ------------


Wine sales to unrelated parties               FF   13,213    FF   7,332    FF  2,652

Intercompany wine sales                             8,295         7,406        9,379
                                             ------------    ----------    ---------
    Total sales                                    21,508        14,738       12,031

Cost of sales                                     (13,360)      (10,003)      (9,144)
                                             ------------    ----------    ---------

    Gross profit                                    8,147         4,735        2,887

Selling, general and administrative
     expenses - Intercompany                       (1,415)       (1,267)        (888)
                                             ------------    ----------    ---------

    Operating income                                6,732         3,468        1,999

Interest expense:

    Bank loans                                         (2)           (5)         (41)
    Intercompany                                     (872)         (988)        (824)

Other income                                          564           592          375
                                             ------------    ----------    ---------

    Net earnings                                    6,422         3,067        1,509

Undistributed earnings, beginning of year          12,854        12,543       16,899

Less: Dividends                                   (12,470)       (2,756)      (5,865)
                                             ------------    ----------    ---------

Undistributed earnings, end of year           FF    6,806    FF  12,854    FF 12,543
                                             =============  ============  ============

                       SOCIETE CIVILE CHATEAU DUHART-MILON

                            STATEMENTS OF CASH FLOWS

                   (All amounts in thousands of French Francs)


                                                                     Year ended December 31
                                                           --------------------------------------
Source (use) of cash                                            1995          1994           1993
                                                           -----------  ------------  -----------

Cash flows from operating activities:
    Net earnings                                            FF   6,422    FF   3,067    FF  1,509
    Non cash transactions included in earnings:
       Depreciation                                              2,137         2,215        1,970
       Other                                                       (65)         (292)          82
    Change in:
       Accounts receivable                                         (74)         (218)        (284)
       Inventories                                                 918        (1,859)      (1,933)
       Other current assets                                       (100)          (84)          67
       Accounts payable                                           (700)          531           27
       Customer deposits                                           462         1,476         (145)
       Social charges and taxes, other than income                 341           396         (209)
       Other current liabilities                                   (56)         (607)         370
                                                           ------------  ------------  ------------
           Net cash provided by operating activities             9,285         4,625        1,454
                                                           ------------  ------------  ------------
Cash flows from investing activities:
    Capital expenditures                                        (2,005)       (1,831)      (1,712)
    Proceeds from sale of assets                                   537           479          519
                                                           ------------  ------------  ------------
           Net cash used in investing activities                (1,468)       (1,352)      (1,193)
                                                           ------------  ------------  ------------
Cash flows from financing activities:
    Bank borrowings (repayments)                                   (87)         (170)        (401)
    Change in intercompany accounts                              6,057          (264)       5,974
    Dividends to shareholders                                   12,470)       (2,756)      (5,865)
                                                           ------------  ------------  ------------
           Net cash used in financing activities                (6,500)       (3,190)        (292)
                                                           ------------  ------------  ------------
Net increase (decrease) in cash                                  1,317            83          (31)
    Cash at beginning of year                                      106            23           54
                                                           ============  ============  ============
    Cash at end of year                                     FF   1,423    FF     106    FF     23
                                                           ============  ============  ============
Other cash flow information:
    Interest paid                                           FF     874    FF   1,016    FF    675
                                                           ============  ============  ============

                        SOCIETE CIVILE CHATEAU DUHART-MILON

                          NOTES TO FINANCIAL STATEMENTS
                  Years ended December 31, 1995, 1994 and 1993

                   (All amounts in thousands of French Francs)





Note A -    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation. Societe Civile Chateau Duhart-Milon (The Company), formerly Societe Civile de Duhart-Milon-Rothschild, produces and sells French premium quality wines. The Company farms its vineyards in the Bordeaux region of France. All wine produced is from its owned land.

The Company sells the majority of its products through distributers in France and other countries.

The Company is organised under the laws of the Republic of France. The company was controlled 76.4%, 99.9% and 99.9% by Domaines Barons de Rothschild S.C.A. (Lafite) (DBR), a company incorporated under the laws of the Republic of France, at December 31, 1995, 1994 and 1993 respectively. These financial statements are prepared using United States generally accepted accounting principles. Interest charges are provided on intercompany accounts with DBR.


Inventories. Inventories are stated at the lower of cost or market. Cost for bulk and bottled wines is determined on an accumulated weighted average basis and includes farming and harvesting costs, winery, and bottling costs. Farming and related costs are deferred as growing crops and are recognized when the related crop is harvested. Wine production supplies are stated at FIFO (first-in, first-out) cost. All bulk and bottled wine inventories are classified as current assets in accordance with recognized industry practice, although a portion of such inventories will be aged for periods longer than one year.


Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation is calculated over the estimated useful life of the asset. Buildings are depreciated over 20 to 40 years, building improvements over 10 years, and producing vines over 25 to 33 years, primarily using the straight-line method. Barrels and other equipment are depreciated over 2 to 10 years, primarily using accelerated methods.

Revenue Recognition. Revenues are recognised either when the customer accepts delivery of the wines or when the customer fully pays for the wines, whichever occurs first. In accordance with industry practices, customers often will leave their merchandise on the winery premises, perhaps for many years, prior to accepting delivery. In such circumstances it is the Company's practice not to charge storage fees to its customers. Partial payments by customers for wine purchases prior to bottling and shipment are recorded as deposits and are shown as current liabilities.


Income Taxes. The Company, as a SociEtE Civile under French law, has the status of a pass-through entity whose profits are taxable to its owner(s). Accordingly, no income taxes have been provided in the accompanying financial statements.


Concentration of Credit Risk. The Company sells the majority of its products to long-time customers, predominantly in France, many of whom place substantial advance deposits on the product.


Accounting estimates. The presentation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the year. Actual results could differ from these estimates.


Note B -    RELATED PARTY TRANSACTIONS

The Company often sells its wine through a centralized sales staff which is part of another DBR operating business. Such wine may be sold to independent third parties or to other operations of DBR. Intercompany sales to other DBR operations were FF 8,295, FF 7,406, and FF 9,379, in the years ended December 31, 1995, 1994 and 1993, respectively, which generated gross profit related to the intercompany sales of approximately FF 5,400, FF 4,800, and FF 6,100, respectively.

The Company obtains certain technical and administrative services, including certain sales activities discussed above, from other DBR operating business. Intercompany expense charges (classified as selling, general and administrative expenses) for such services were FF 1,415, FF 1,267 and FF 888 in the years ended December 31, 1995, 1994 and 1993 respectively.

The Company purchases the barrels used to store and age its wine from another DBR business. Such barrels are capitalized and depreciated (as a cost of sales) over their useful life of three years. Such depreciation expense was FF 1,235, FF 1,197 and FF 804, in the years ended December 31, 1995, 1994 and 1993, respectively. Capital expenditures for barrels were FF 786, FF 340 and FF 937 during the years ended December 31, 1995, 1994 and 1993, respectively.

In a 1995 non-cash transaction, the Company issued a 23,5% ownership interest to Chalone Wine Group Ltd. (Chalone), and received common shares of DBR as payment from Chalone. The shares of DBR were recorded at the agreed value between Chalone and DBR of KF 58,885. In accordance with the contract between DBR and Chalone, DBR agreed to sell such shares to others or to repurchase such shares at an amount that is not less than this price by December 31, 1995. Effective December 31, 1995, the Company recorded an interest-bearing receivable from DBR in this amount, which is classified in the balance sheet at December 31, 1995, net of other interest bearing amounts to DBR. By agreement of Chalone and DBR, proceeds to the Company from the KF 58,885 receivable are restricted for the use of (1) repaying debt of the company, (2) for rateable distributions to the shareholders, (3) for retention as working capital, or (4) for making investments. At December 31, 1995, the Company had an intercompany liability to Chalone at an interest rate of 6%.

The Company has interest-bearing intercompany accounts with DBR. Such intercompany accounts accrued interest at 6% and 7% at December 31, 1995 and 1994, respectively. Such interest rates are established so as not to exceed rates permitted under French fiscal (tax) requirements. Intercompany interest expense was FF 872, FF 988 and FF 824 in the years ended December 31, 1995, 1994 and 1993, respectively. Additionally, there were non-interest-bearing advances related to future purchases of wine and other current accounts with other DBR subsidies at December 31, 1995 and 1994, of FF 591 and FF 1,061, respectively.

As a component part of a dependent group of business within DBR, the Company from time-to-time shares its personnel and assets (such as transportation equipment or farming machinery) with other DBR operations, and also receives the use of personnel and assets from other such operations. The costs or benefits of such transactions have not been measured by the Company. Accordingly, these financial statements may not reflect the costs and expenses which would be recorded if the Company were operated on a stand-alone basis, although management believes the substance of the recorded amounts reflect a reasonable determination of shared transactions related to the Company.




Note C -    PROPERTY, PLANT AND EQUIPMENT

                                                          December 31
                                             -----------------------------------
                                                   1995              1994
                                             ----------------  -----------------

Land                                          FF       1,440    FF       1,440
Buildings and buildings improvements                   9,185             9,006
Producing and immature vines                           5,608             5,578
Barrels                                                3,837             3,928
Other equipment                                        6,475             6,324
                                             ----------------  -----------------
                                                      26,545            26,276
Less: accumulated depreciation                       (14,142)          (13,272)
                                             ================  =================
                                              FF      12,403    FF      13,004
                                             ================  =================

Note D - SIGNIFICANT CUSTOMER

In addition to intercompany sales, the sales to one customer aggregated 20%, 14% and 10% of total sales in the years ended December 31, 1995, 1994 and 1993 respectively.